Exhibit 2.2

INTELLIQLIK, LLC
A Delaware Limited Liability Company

OPERATING AGREEMENT

Dated as of November 14, 2014

THE LIMITED LIABILITY COMPANY INTERESTS (THE "INTERESTS") OF INTELLIQLIK, LLC (THE "COMPANY") ISSUED IN ACCORDANCE WITH AND DESCRIBED IN THIS OPERATING AGREEMENT (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED, THE "AGREEMENT") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OF ANY OTHER APPLICABLE SECURITIES LAWS AND THE COMPANY HAS NOT BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.  NEITHER SUCH INTERESTS NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION.  THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, GIFTED, ASSIGNED, DEVISED, PLEDGED OR OTHERWISE DISPOSED EXCEPT IN ACCORDANCE WITH THE AGREEMENT.

TABLE OF CONTENTS
Article 1 DEFINITIONS; CONSTRUCTION		1
1.1	Definitions.	1
1.2	Construction.	1
Article 2 ORGANIZATION		2
2.1	Formation.	2
2.2	Name.	2
2.3	Principal Office; Registered Office; Registered Agent.	2
2.4	Purpose.	2
2.5	Powers.	2
2.6	No State-Law Partnership.	3
2.7	Operating Agreement.	3
Article 3 UNITS; CAPITAL CONTRIBUTIONS; MEMBER LOANS		3
3.1	Units.	3
3.2	Initial Capital Contributions and Issuance of Units.	5
3.3	Issuance of Additional Units; Additional Capital Contributions.	5
3.4	Member Loans.	6
Article 4 CAPITAL ACCOUNTS		7
4.1	Maintenance of Capital Accounts.	7
4.2	Computation of Amounts.	7
4.3	Negative Capital Accounts.	8
4.4	Company Capital.	8
4.5	Adjustments to Book Value.	8
4.6	Compliance with Section 1.704-1(b).	8
4.7	Transfer of Capital Accounts.	9
Article 5 DISTRIBUTIONS		9
5.1	Generally.	9
5.2	Tax Distributions.	9
5.3	Amounts Withheld.	9
Article 6 ALLOCATIONS OF PROFITS AND LOSSES		9
6.1	Allocation of Profits and Losses.	9
6.2	Special Allocations.	10
6.3	Tax Allocations; Code Section 704(c).	11
6.4	Indemnification and Reimbursement for Payments on Behalf of a Member.	12
Article 7 MANAGEMENT		12
7.1	Manager.	12
7.2	Resignation.	13
7.3	Actions by the Manager; Committees; Delegation of Authority and Duties.	13
7.4	Compensation.	14
7.5	Reliance by Third Parties.	14
7.6	Duties of Managers.	14
Article 8 MEMBERS; MEETINGS OF MEMBERS		14
8.1	Members.	14
8.2	Admission of Additional Members.	14
8.3	Resignation or Withdrawal.	15

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8.4	No Participation in Management.	15
8.5	Limited Liability of Members.	15
8.6	Voting Rights.	16
8.7	Member Meetings.	16
8.8	Proxies.	17
8.9	Conduct of Meetings.	17
8.10	Action by Written Consent or Telephone Conference.	17
8.11	Member Compensation.	18
8.12	Confidentiality.	19
8.13	Certain Activities	20
8.14	Transactions with Member	20
Article 9 EXCULPATION AND INDEMNIFICATION		20
9.1	Exculpation.	20
9.2	Good Faith Reliance	21
9.3	Indemnification.	21
9.4	Advancements.	21
9.5	Claims.	21
9.6	Nonexclusivity of Rights.	22
9.7	Limitation of Duties.	22
9.8	Appearance as a Witness.	22
9.9	Insurance.	22
9.10	Amendment or Repeal.	22
9.11	Savings Clause.	22
9.12	Affect on Other Agreements.	22
Article 10 TAX MATTERS		22
10.1	Tax Returns.	22
10.2	Tax Elections.	23
10.3	Tax Matters Partner.	23
Article 11 BOOKS AND RECORDS; REPORTS		24
11.1	Maintenance of Books.	24
11.2	Reports.	24
Article 12 TRANSFERS OF UNITS		24
12.1	Restrictions on Transfer.	24
12.2	Additional Restrictions on Transfer.	25
12.3	Void Assignment.	25
12.4	Tag Along Rights.	26
12.5	Initial Public Offering.	26
12.6	Admission of Substituted Member.	27
12.7	Effect of Assignment.	27
12.8	Effect of Incapacity or Death.	29
12.9	Transfer Fees and Expenses.	29
12.10	Distributions and Allocations Regarding Transferred Units.	29
12.11	Deadlock.	29
Article 13 PURCHASE OPTION		30
13.1	Option to Purchase.	30
13.2	Option Purchase Price.	31

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13.3	Closing; Payment Terms.	31
13.4	EBITDA Calculation.	32
13.5	Specific Performance.	34
Article 14 REORGANIZATION		34
14.1	Change in Business Form.	34
14.2	Holdback Agreement.	35
14.3	Limited Power of Attorney.	35
14.4	Splits and Combinations.	35
Article 15 DISSOLUTION AND LIQUIDATION		36
15.1	Dissolution.	36
15.2	Liquidation and Termination.	36
15.3	Cancellation of Certificate.	37
15.4	Return of Capital.	37
15.5	No Action for Dissolution.	37
Article 16 GENERAL PROVISIONS		37
16.1	Notices.	37
16.2	Entire Agreement.	38
16.3	Effect of Waiver or Consent.	38
16.4	Amendments.	38
16.5	Successors and Assigns.	38
16.6	Applicable Law; Venue; Jury Trial Waiver.	39
16.7	Severability.	39
16.8	Further Action.	39
16.9	Counterparts; Binding Agreement.	40
16.10	Delivery by Facsimile.	40
16.11	Parties in Interest.	40
16.12	Survival.	40
16.13	Books and Records; Reporting.	40
Article 17 DEFINITIONS		42
17.1	Definitions of Terms Not Defined in the Text.	42
17.2	Index of Definitions Defined in the Text.	47

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OPERATING AGREEMENT
OF
INTELLIQLIK
a Delaware Limited Liability Company

THIS OPERATING AGREEMENT of IntelliQlik, LLC (the "Company"), dated and effective as of November 14, 2014, is adopted, executed and agreed to, for good and valuable consideration, by the Members.
BACKGROUND
A.  The Company was originally formed by the filing of a Certificate of Formation of the Company with the Secretary of State on July 16, 2014.
B.  Those certain assets contributed to the Company by Dale Jennings ("Dale") as more fully set forth on Schedule A hereto, were previously owned by Hyperspring, LLC ("Hyperspring") and were distributed to Dale prior to sale by the owners of Hyperspring of the membership interests in Hyperspring to GSE Power Systems, Inc. ("GSE"), in recognition of Dale's efforts to create, develop and maintain such assets.

C.  Concurrent with execution of this Agreement, GSE, Dale and the other owners of Hyperspring shall close on the purchase by GSE of all of the membership interests in Hyperspring from those respective individuals.

D.  The Members desire to set forth their understanding regarding the governance of the Company and dispositions of interest in the Company.  The Members, by execution of this Agreement, agree as follows:
ARTICLE 1
DEFINITIONS; CONSTRUCTION
1.1            Definitions.  Capitalized terms used in this Agreement shall have the meanings specified in Section 17.1 or elsewhere in this Agreement and when not so defined shall have the meanings specified in Section 18-101of the Act (such terms are equally applicable to both the singular and plural derivations of the terms defined).  Capitalized terms defined in the text of this Agreement are indexed in Section 17.2.

1.2            Construction.  The descriptive headings of this Agreement are inserted for convenience only and are not to be considered in the construction or interpretation of any provision of this Agreement.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.  The terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement or specified clauses of this Agreement, as the case may be.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word "including" in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words "or," "either" and "any" shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

ARTICLE 2
ORGANIZATION
2.1            Formation.  The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the "Certificate") under and pursuant to the Act.

2.2            Name.  The name of the Company is "IntelliQlik, LLC," and all Company business shall be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.  The Manager may change the Company's name at any time, subject to the applicable provisions of the Act.

2.3            Principal Office; Registered Office; Registered Agent.  The principal office of the Company shall be at such place as the Members may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.  The Company may maintain such other offices as the Manager may designate from time to time.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law.

2.4            Purpose.  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act and to exercise any powers permitted to limited liability companies organized under the Act, excepting only that , without the consent of all of the Members, the purpose of the Company shall not include  engaging, directly or indirectly, in (i) staff augmentation, (ii) building nuclear, fossil, or process simulators, or (iii) providing generic fundamentals training onsite to customers.

2.5            Powers.  The Company shall be empowered to do any and all lawful acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes of the Company as set forth in Section 2.4 and for the protection and benefit of the Company and shall have and exercise all of the powers and rights conferred on limited liabilities companies formed under the Act.

2.6            No State-Law Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and, if applicable, state income tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member or Manager relating to the subject matter of this Agreement shall be construed to suggest otherwise.  The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.7            Operating Agreement.  The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act.  To the extent that the rights, powers, duties (including fiduciary duties, if any), obligations and liabilities of the Members are different because of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act.

ARTICLE 3
UNITS; CAPITAL CONTRIBUTIONS; MEMBER LOANS
3.1            Units.

3.1.1
Authorized Units.  Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as Units.  The total number of Units that the Company is authorized to issue is 100, unless otherwise determined by the unanimous approval of the Members, which determination shall constitute an amendment to this Agreement permitted by Section 16.5.

3.1.2
Rights Measured by Units.  Each Member's limited liability company interest in the Company, including such Member's interest in income, gains, losses, deductions and expenses of the Company, as well as such Member's voting rights, shall be represented by the number and type of Units owned by such Member.

3.1.3	Certification of Units.
(a)	The Units shall be certificated.
(b)
Each limited liability company interest in the Company shall constitute and shall remain a "security" within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company hereby "opts-in" to such provisions for the purpose of the Uniform Commercial Code

(c)
The Company shall maintain books for the purpose of registering the Transfer of Units.  Notwithstanding anything in this Agreement to the contrary, but subject to any restriction contained in Article 12, the Transfer of any Unit requires delivery of an endorsed Certificate and any Transfer of Units shall not be deemed effective until the Transfer is registered in the books and records of the Company.

(d)	Each limited liability company interest in the Company shall be represented by a certificate in the form attached hereto as Schedule B (a "Certificate"), and shall contain the following legends:
(i)
"THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE OPERATING AGREEMENT OF THE COMPANY, DATED OCTOBER __, 2014, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME."

(ii)
"THE OFFER AND SALE OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME."

(iii)	Any legend required by applicable state securities laws.
(e)
To the fullest extent permitted by applicable law, without any further act, vote or approval of any Member, Manager or any Person, the Company shall issue a new Certificate in place of any Certificate previously issued if the holder of Units represented by such Certificate, as reflected on the books and records of the Company:

(i)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(ii)
requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)
if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(iv)	satisfies any other reasonable requirements imposed by the Company.
(f)
To the fullest extent permitted by applicable law, upon a Member's Transfer, in whole or in part, of its Units represented by a Certificate in accordance with Article 12, the transferee of such Units shall deliver the Certificate or Certificates representing such Units to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the Units so Transferred and, if applicable, cause to be issued to the transferring Member a new Certificate for the Units that were represented by the canceled Certificate and that are not so Transferred.

3.2            Initial Capital Contributions and Issuance of Units.  As of the date hereof, the Members listed on Schedule A have acquired the number and type of Units and have made or will make the Capital Contributions with respect thereto, as stated on Schedule A.  Dale has contributed the assets set forth on Schedule A as his Capital Contribution, which constitute all of the assets useful to or used by Hyperspring or its affiliates with respect to the business to be conducted by IQ (the "Assets").  Dale represents and warrants to GSE that:  (i) he has good and marketable title to all of the Assets, free and clear of all liens and encumbrances; (ii) upon the contribution of the Assets to the Company, the Company shall have good and marketable title thereto, free and clear of any and all liens or encumbrances; (iii) none of the Assets infringes the intellectual property rights of any other Person; and (iv) the contribution of the Assets to the Company will not, directly or indirectly, with or without notice or lapse of time, contravene, conflict with, or result in a violation or breach of (X) any provision of any agreement to which Dale is subject or by which he is bound; (Y) any law, regulation, or legal requirement or order to which Dale or any of the Assets are bound or subject.  In the event of any breach of the foregoing warranties, the value of Dale's contribution and the number of Units issued to him shall be equitably reduced.

3.3            Issuance of Additional Units; Additional Capital Contributions.

3.3.1
Additional Units. With the unanimous approval of the Members, the Company may create, authorize and/or issue to any Person (including Members and Affiliates of Members):  (i) additional Units or other interests in the Company (including other classes or series thereof having different rights, powers, preferences, duties, liabilities and obligations thereof), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company (any of the foregoing, an "Additional Unit"); provided that at any time following the date hereof, the Company shall not issue Additional Units to any Person unless such Person shall have executed a counterpart or joinder to this Agreement and provided the information required on Schedule A.

3.3.2
Capital Contributions.  In connection with any issuance of Additional Units, the acquiring Person shall make, in consideration and exchange for such Additional Units, Capital Contributions to the Company in an amount, if any, unanimously specified by the Members in the approval under Section 3.3.1.

3.3.3
Record of Additional Issuances; Amendments.  In connection with any issuance of Additional Units as authorized pursuant to Section 3.3.1, the Manager shall amend Schedule A as necessary to reflect such additional issuances (including the number and type of Units and Capital Contributions of the acquiring Person).

3.3.4
Joinder.  For a Person who is not a Member to be admitted as a Member with respect to any Additional Units, (i) such Person shall have executed and delivered a joinder to this Agreement and shall have delivered such other documents and instruments as the Manager determines to be necessary or appropriate in connection with the issuance of such Additional Units to such Person or to effect such Person's admission as a Member; and (ii) the Manager shall amend Schedule A solely to reflect the admission of such Person as a Member. Upon the amendment of Schedule A and the payment of the required Capital Contribution, if any, with respect to the Additional Units, such Person shall be deemed to have been admitted as a Member and shall be listed as such on the books and records of the Company and thereupon shall be issued such Member's Additional Units.  If any Additional Units are issued to an existing Member, the Manager shall amend Schedule A solely to reflect the issuance of such Additional Units and, upon the amendment of such Schedule A and the payment of the required Capital Contribution, if any, with respect to the Additional Units, such Member shall be issued that Member's Additional Units.

3.4            Member Loans.  No Member shall be required to lend any funds to the Company.  Any Member may make a loan to the Company on terms that are unanimously approved by the Members.  If the Members do not unanimously agree on permission to make a loan or the terms thereof, a Member may independently make an unsecured loan to the Company, and the Company shall make calendar quarterly payments in an amount equal to 30% of the Company's revenue for such quarter until the Member making the loan has been repaid the entire principal amount of the loan plus 30% of the principal amount, at which time the loan shall be deemed paid in full.  Any loan by a Member shall not be considered to be a Capital Contribution.  The amount of any such loan shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

ARTICLE 4
CAPITAL ACCOUNTS
4.1            Maintenance of Capital Accounts.  The Company shall maintain a separate capital account ("Capital Account") for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv).  For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

4.2            Computation of Amounts.  For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

(a)
The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(b)
If the Book Value of any property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(c)
Items of income, gain, loss or deduction attributable to the disposition of property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d)
Items of depreciation, amortization and other cost recovery deductions with respect to property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(e)
To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(f)
To the extent that the Company distributes any asset in kind to the Members, the Company shall be deemed to have realized Profits or Losses thereon in the same manner as if the Company had sold such asset for an amount equal to the Fair Market Value of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.

4.3            Negative Capital Accounts.  No Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member's Capital Account (including upon or after the Company's dissolution).

4.4            Company Capital.  No Member shall be paid interest on any Capital Contribution to the Company or on the balance of such Member's Capital Account, and no Member shall have any right (i) to demand the return of such Member's Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise),  (ii) to seek or obtain a partition of the Company's assets or (iii) to own or use any particular or individual assets of the Company.

4.5            Adjustments to Book Value.  The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (i) at the Manager's discretion in connection with the issuance of Units; (ii) at the Manager's discretion in connection with the Distribution by the Company to a Member of more than a de minimis amount of the Company's assets, including money, if as a result of such Distribution, such Member's interest in the Company is reduced; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) immediately prior to the incorporation of the Company pursuant to Section 12.5.  Any such increase or decrease in Book Value of an asset shall be allocated as Profits or Losses to the Capital Accounts of the Members under Section 6.1 (determined immediately prior to the issuance of the new Units or the distribution of assets in an ownership reduction transaction).

4.6            Compliance with Section 1.704-1(b).  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Member), are computed in order to comply with such regulation, the Manager may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Member on the dissolution of the Company.  The Manager also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

4.7            Transfer of Capital Accounts.  The original Capital Account established for each transferee Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such transferee Member succeeds, at the time such transferee Member acquires any Units of the Member to which such transferee Member succeeds in accordance with Article 12. The Capital Account of any Member shall be increased or decreased by means of (i) the transfer to such Member of all or part of the Units of another Member or (ii) the repurchase of Units or any other Units shall be appropriately adjusted to reflect such transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member as a transferee shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member transferred to such Member.

ARTICLE 5
DISTRIBUTIONS
5.1            Generally.  The Manager shall use reasonable efforts to make a distribution to the Members, at least annually, of the Free Cash Flow of the Company, provided that no such distribution shall exceed, in any event, the cumulative net earnings of the Company to the date of any such distribution.  "Free Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements, consistent with the Company's Business Plan, as determined in good faith by the Manager.  Free Cash Flow shall not include capital contributions or borrowed funds, and shall be increased by the reduction of any reserve previously established.

5.2            Tax Distributions.  Subject to the provisions of Section 18-607  of the Act, so long as the Company is treated as a partnership for federal income tax purposes, the Manager shall use reasonable efforts, subject to any applicable covenants and restrictions contained in the Company's loan agreements and other agreements or obligations to which the Company or its properties are subject, to cause the Company to distribute to the Members with respect to each Fiscal quarter an amount of cash (a "Tax Distribution") which in the good faith judgment of the Manager equals (i) the amount of taxable income allocable to the Members in respect of such Fiscal quarter (net of taxable Losses allocated to the Member in respect of prior Fiscal quarters and not previously taken into account under this clause), multiplied by (ii) the Assumed Tax Rate, with such Tax Distribution to be made to the Members in the same proportions that taxable income was allocated to the Members during such Fiscal quarter (net of taxable Losses allocated to the Member in respect of prior Fiscal quarters and not previously taken into account under this clause).

5.3            Amounts Withheld.  All amounts withheld pursuant to Section 6.4 from any Distribution to a Member shall be treated as amounts distributed to such Member pursuant to this Article 5 for all purposes under this Agreement.
ARTICLE 6
ALLOCATIONS OF PROFITS AND LOSSES
6.1            Allocation of Profits and Losses.  For each Fiscal Year of the Company, after adjusting each Member's Capital Account for all Capital Contributions and Distributions during such Fiscal Year and all special allocations pursuant to Section 6.2 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 6.2) shall be allocated to the Member's Capital Accounts in accordance with their respective ownership interests.

6.2            Special Allocations.  Notwithstanding the provisions of Section 6.1:

6.2.1
Nonrecourse Deductions.  Nonrecourse Deductions shall be allocated to the Members of Units, pro rata in proportion to the total number of such Units held by each such Member.  If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6).  This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2
Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member's share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this Section 6.2.2 shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.2.2 is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3
Unexpected Adjustments.  If any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.2.3 is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2.4
Curative Allocations.  The allocations set forth in Sections 6.2.1, 6.2.2 and 6.2.3 above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

6.2.5
Transactions between Members and the Company.  If, and to the extent that, any Member is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Member and the Company pursuant to Code Sections 1272-1274, 7872, 483, 482, 83 or any similar provision now or hereafter in effect, and the Manager determines that any corresponding Profit or Loss of the Company should be allocated to the Member who recognized such item in order to reflect the Member's Economic Interests in the Company, then the Manager may so allocate such Profit or Loss.

6.2.6
Allocation of Certain Profits and Losses.   Profits and Losses described in Section 4.2(e) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m).

6.2.7
Reallocation of Losses.  Company Losses shall not be allocated to a Member if such allocation of Losses would cause the Member to have an Adjusted Capital Account Deficit.  Company Losses that cannot be allocated to a Member shall be allocated to the other Members as determined by the Manager in good faith; provided, however, that, if no Member may be allocated Company Losses due to the limitations of this Section 6.2.7, Company Losses shall be allocated to all Members in accordance with their respective outstanding Units.

6.3            Tax Allocations; Code Section 704(c).

6.3.1
General.  The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company's subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

6.3.2
Section 704(c).  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.  The Company shall use the "traditional method" without curative allocations as described in Treasury Regulation Section 1.704-3(b).

6.3.3
Adjustment of Book Value.  If the Book Value of any Company asset is adjusted pursuant to Section 6.3.2, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

6.3.4
Manager Authority.  Any elections or other decisions relating to allocations for federal, state and local income tax purposes shall be made by the Manager in any manner that reasonably reflects the purpose and intent of this Agreement.  Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

6.4            Indemnification and Reimbursement for Payments on Behalf of a Member.  Except as otherwise expressly provided in Article 9, if the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment) because of a Person's status as a Member or otherwise specifically attributable to a Member (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.) then, notwithstanding any provision to the contrary herein, such Member (the "Indemnifying Member") shall, to the fullest extent permitted by law, indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member and promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member's Capital Account but shall not be treated as a Capital Contribution).

The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.4, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each fiscal quarter.
ARTICLE 7
MANAGEMENT
7.1            Manager.  Except for situations in which the approval of the Members is expressly required by the provisions of this Agreement or by the non-waivable provisions of applicable law, and subject to the provisions of Section 7.4, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Manager, acting reasonably and in good faith. The Company's Manager shall be Dale Jennings, who shall serve as Manager until his resignation, retirement, Incapacity, death or unless he is removed for Cause.  Upon termination of Dale's service as Manager for any reason, GSE shall elect a successor Manager.  The Manager shall meet with the Members on a regular basis, but no less often than quarterly, to report on the Company's progress on its Business Plan, its financial results and to answer any questions the Members may have about the Company's performance.

7.2            Resignation.  The Manager may resign at any time.  Such resignation shall be made in writing directed to all Members and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by all of the Members.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

7.3            Actions by the Manager; Committees; Delegation of Authority and Duties.

7.3.1
Restriction on Action by Managers.  Notwithstanding any other provision of the Agreement, only the Members shall be entitled to authorize the Company to take any of the following actions, each of which shall require unanimous approval of the Members:

(a)	Amendment of the Certificate;
(b)	Amendment of this Agreement;
(c)	Domestication of the Company, or incorporation of the Company, in any jurisdiction other than Delaware;
(d)	Increase or decrease in the number of Managers or any change in the identity of any Manager, except as otherwise expressly provided in this Agreement;
(e)	Sale of all or substantially all of the assets of the Company;
(f)	Purchase of all or substantially all of the assets or ownership interests of another business;
(g)	Merger, consolidation or division of the Company;
(h)	Except as set forth in an approved Business Plan, authorization of the Company to incur debt or to act as a guarantor or surety for debt;
(i)	Except as set forth in an approved Business Plan, creation of liens, encumbrances or security interests on assets of the Company;
(j)	Issuance of Additional Units or the admission of new Members of the Company, including the amount of their capital contribution and the number and type of Units they will acquire;
(k)	Modification of the Company's election to be taxed as a partnership;
(l)	Contributions of additional capital to the Company by any Member;
(m)	Dissolution of the Company;

(n)
Authorization for the Company to engage in any transaction or series of related transactions involving more than $50,000.  The Manager shall provide at least 5 Business Days' advance written notice to the Members of any transaction, activity or series of related transactions or activities to be engaged in by the Company involving more than $25,000.

(o)	License or sale, for purposes of sublicense or resale, of IQ products or services;
(p)
License or sale, for any purpose, of IQ products or services to L3 Mapps, Western Services, Corys or Trax and any other entities that may be mutually added to this list by the Members from time to time.

7.3.2
Devotion of Time.  The Manager shall devote substantially all of his time and business efforts to the affairs of the Company.  Notwithstanding the foregoing, and subject to Section 8.11.3, for calendar years 2015, 2016 and 2017, if Hyperspring engages IQ to teach GFES classes at Browns Ferry, the Manger may teach, and be compensated as an employee of IQ, up to two of such Brown's Ferry classes per year.  All such engagements by Hyperspring of IQ for the Browns Ferry work shall provide a  12% profit margin to Hyperspring.

7.4            Compensation.  The Manager shall not receive any compensation for serving in such capacity.

7.5            Reliance by Third Parties.  To the fullest extent permitted by law, any Person dealing with the Company, other than a Member, may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

7.6            Duties of Managers.  Each Manager shall have a fiduciary duty of loyalty and care similar to that of a directors and officer of a business corporation organized under the Delaware General Corporation Law, Del. Code Ann. tit. 8, § 101 et. seq.

ARTICLE 8
MEMBERS; MEETINGS OF MEMBERS
8.1            Members.  The name, mailing address, Capital Contribution and the type and number of Units of each Member are set forth on Schedule A, as such Schedule shall be amended from time to time in accordance with the terms of this Agreement.  Each of the Members is admitted as a member of the Company upon execution of this Agreement and payment to the company of his or its Capital Contribution.

8.2            Admission of Additional Members.  A Person may be admitted to the Company as an additional Member only as contemplated under Section 3.3.  Upon the admission of an additional Member, Schedule A shall be amended to reflect the name, address, number and type of Units and Capital Contribution of such additional Member.  Notwithstanding the foregoing, any Person who has received or otherwise obtained Units from another Member (whether pursuant to this Agreement or otherwise), shall be admitted as a Member only in accordance with the provisions of Section 12.6.

8.3            Resignation or Withdrawal.  No Member shall have the right to resign or withdraw as a Member without the prior written consent of the all Members, which may be given or withheld in each Member's sole and absolute discretion.  Any Member that resigns or withdraws without the consent of the Members shall have breached this Agreement and as a consequence thereof, shall be liable to the Company for all damages (including all lost Profits and special, indirect and consequential damages) directly or indirectly caused by the resignation or withdrawal of such Member, and such Member shall be entitled to receive the Fair Market Value of that Member's Units or other interests in the Company determined as of the date of the Member's resignation or withdrawal (or, if less, as of the date of the occurrence of a liquidation or other winding-up of the Company) only following the occurrence of a liquidation or other winding-up of the Company pursuant to the provisions of Article 15.  Accordingly, any Member that resigns or withdraws from the Company in violation of this Agreement (whether voluntarily or involuntarily) shall not be entitled to receive the fair value of that Member's Units or other interests in the Company as of the date of the resignation or withdrawal. A Transfer of Units or other interests in the Company pursuant to the provisions of Article 12 shall not be considered a withdrawal or resignation from the Company by a Member.

8.4            No Participation in Management.  No Member (in his, her or its capacity as a member of the Company) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company (unless such Member is a Manager expressly authorized to do such act, make such expenditure or incur such obligation and such Member is acting in that capacity) notwithstanding Section 18-402 of the Act.  Each Member shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Company and the other Members from and against any and all loss, cost, expense, liability or damage arising from or relating to any action by such Member in contravention of this Section 8.4.  The management of the Company's business and affairs shall be vested entirely in its Manager in accordance with Section 7.1.

8.5            Limited Liability of Members.  The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, liabilities and obligations of the Company, and no Member shall have any personal liability whatsoever in its capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other Person, for the debts, liabilities and obligations of the Company.  Nothing in this Section shall affect any Member's obligation to make Capital Contributions to the Company pursuant to the provisions of this Agreement or any other payments expressly provided for in this Agreement.

8.6            Voting Rights.

8.6.1	Generally. Except as expressly provided in this Agreement or by the non-waivable provisions of the Act, the Members shall not be entitled to vote on or consent to any matter affecting the Company.
8.6.2
Approval by Members.  Except as expressly provided in this Agreement or by the non-waivable provisions of the Act, all matters submitted to Members for approval shall be determined by unanimous consent.

8.6.3
Approval Standard.  All votes, approvals or consents of a Member (in that Member's capacity as a member of the Company) may be given or withheld, conditioned or delayed as that Member may determine in its sole and absolute discretion.  In furtherance, but not in limitation of the foregoing, the Members (in their capacities as members of the Company) shall, to the fullest extent permitted by law, have no duties (including fiduciary duties) to the Company, the other Members, the Managers or any other Person that is a party to or is otherwise bound by this Agreement other than (i) a duty not to materially and knowingly violate any of the provisions of this Agreement, (ii) a duty, notwithstanding the immediately preceding clause "(i)", to comply with the provisions of Section 8.12, and (iii) the implied contractual covenant of good faith and fair dealing.  The provisions of this Section 8.6.3, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) of such Members existing at law or in equity, are agreed by the Company, the other Members, the Managers, and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of such Members to the fullest extent permitted by law.

8.7            Member Meetings.

8.7.1
Quorum; Voting.  A quorum shall be present at a meeting of Members if the Members holding a Voting Majority are represented at the meeting in person or by proxy.  With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of all Members entitled to vote is required by the Act or by another provision of this Agreement, the affirmative vote of the Members holding a Voting Majority at a meeting of Members at which a quorum is present shall be the act of the Members.

8.7.2
Place; Attendance.  All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or outside the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 8.10.

8.7.3
Power to Adjourn.  Notwithstanding the other provisions of this Agreement, the chairman of the meeting shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting.  Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

8.7.4	Meetings. Meetings of the Members may be called by any Member holding at least a 50% interest.
8.7.5
Notice.  Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager, to each Member entitled to vote at such meeting.  If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address provided for in Section 16.2, with postage thereon prepaid.

8.7.6
Fixing of Record Date.  Subject to Section 14.4.2, the date on which notice of a meeting of Members is mailed or the date on which the resolution of the Manager declaring a Distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting (including any adjournment thereof) or the Members entitled to receive such Distribution.

8.7.7	Cumulative Voting. There shall be no cumulative voting in the election of Managers hereunder.
8.8            Proxies.  A Member may vote either in person or by proxy executed in writing by the Member.  A telegram, telex, cablegram, electronic transmission such as email or similar transmission by the Member, or a photographic, photostatic, facsimile, digital or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section.  Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Company, before or at the time of the meeting or execution of the written consent as the case may be.    No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue.

8.9            Conduct of Meetings.  The Manager of the Company shall preside at all meetings of the Members and shall appoint a person to act as secretary of the meeting and keep the minutes.

8.10            Action by Written Consent or Telephone Conference.

8.10.1
Action By Written Consent.  Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted.  No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, a consent or consents signed by the Member or Members holding not less than the minimum percentages of Units or each class of Units that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business or the Manager.  Delivery shall be by hand or certified or registered mail, return receipt requested.  Delivery to the Company's principal place of business shall be addressed to the Manager.  A telegram, telex, cablegram, electronic transmission such as email, or similar transmission by a Member, or a photographic, photostatic, facsimile, digital or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section.  Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members entitled to vote on such action and who did not consent in writing to the action.

8.10.2
Fixing of Record Date.  The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Manager.  Delivery shall be by hand or by certified or registered mail, return receipt requested.  Delivery to the Company's principal place of business shall be addressed to the Manager.

8.10.3
Telephone Conference.  Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.11            Member Compensation.  Except as otherwise specifically provided in this Agreement or pursuant to a transaction permitted by this Agreement, no Member or an Affiliate of a Member shall receive any remuneration for services rendered or goods provided to, or on behalf of, the Company.

8.11.1	The Members agree that the following compensation may be paid to the indicated Member:
(a)	GSE shall be entitled to be paid a commission of 15% of the net revenues received by the Company from the sales by GSE of Company products and services; and

(b)
For the period starting on the date of this Agreement and ending on December 31, 2017, and subject to Section 8.11.3, Dale shall be entitled to receive a commission of 7% of net revenues generated by the Company from sales of Company products and services where Dale plays a direct and substantial role in generating such sales.

(c)	For purposes of the foregoing, "net revenues" shall mean gross revenue, net of discounts, returns, uncollectible amounts and associated taxes.
8.11.2
Commissions shall be due and payable by the Company on or before the last day of the month following the month in which the Company receives payment (based on the amount of the payment actually received) from the purchaser of the product or service giving rise to the commission.

8.11.3
Notwithstanding any provision in this Agreement to the contrary, Dale may not receive more than $200,000, in the aggregate, in any year, as a result of payments described in Sections 7.3.2 and 8.11, and any amount in excess thereof to which he would otherwise be entitled shall be forfeited.

8.12            Confidentiality.  Each Member recognizes and acknowledges that he, she or it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company, including but not limited to, Business Plans, business opportunities, client lists, product research and development, financial information, pricing structures and other information that a reasonable person would recognize has economic or competitive value to the Company (the "Confidential Information"). Each Member (on his, her or its behalf and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law: its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during any period in which it owns an equity interest in the Company and for the five year period thereafter, whether directly or indirectly, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company and as otherwise may be proper in the course of performing such Member's obligations, or enforcing such Member's powers and rights, under this Agreement and the agreements expressly contemplated hereby; (ii) as part of such Member's normal reporting or review procedure (including to such Member's Board of Directors and investors), or in connection with such Member's or such Member's Affiliates' normal fund raising, marketing, informational or reporting activities, or to such Member's (or any of its Affiliates') Affiliates, auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates; provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 8.12; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that in the event that any Member reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 8.12, such Member will (a) provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the Company, in attempting to obtain such order or assurance. For purposes of this Section 8.12, "Confidential Information" shall not include any information which (x) such Person learns from a source other than the Company, who is not known by such Person to be bound by a confidentiality obligation, or (y) is disclosed in a prospectus or other document for dissemination, or otherwise generally available, to the public. Nothing in this Section 8.12 shall in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Company pursuant to any agreement between such employee and the Company or prohibit any Member from conducting its current business.

8.13            Certain Activities.

8.13.1	Dale agrees that, so long as he is a Member of the Company, and for a period of six months after he ceases to be a Member, he shall not:
(a)	directly or indirectly solicit or encourage any employee of Hyperspring or of GSE to leave their position with Hyperspring or GSE for any purpose or reason;
(b)
directly or indirectly solicit present or future Hyperspring customers to purchase products or services of any nature, except for purchase of products and services to be provided by the Company, without the prior written approval of GSE.  Present Hyperspring customers are identified on Schedule D, attached hereto;

(c)	solicit, directly or indirectly, any present or future Company customer to purchase from any other person any product or service that the Company is able to offer; or
(d)	Engage in (i) staff augmentation or (ii) build nuclear, fossil or process simulators and shall not cause or permit the Company to do either of those activities.
8.13.2	Each Member agrees that it shall not in any way disparage the other Member or any aspects of its business during the Term of this Agreement or thereafter.
8.14            Transactions with Member.  The Members agree that all purchases of products and services by GSE from IQ shall be on a "most favored nations" basis (i.e., at the best rates charged to any customer of IQ).

ARTICLE 9
EXCULPATION AND INDEMNIFICATION
9.1            Exculpation.

9.1.1
No Manager, employee or agent of the Company (collectively, the "Covered Persons") shall, to the fullest extent permitted by law, be liable to the Company, any Member, Manager, or any other Person that is a party to or is otherwise bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct (subject to the remaining provisions of this Article 9).

9.1.2
Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, no Covered Person shall be liable to the Company, any Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement, for, and shall be held harmless from, breach of fiduciary duty for such Covered Person's good faith reliance on the provisions of this Agreement.

9.2            Good Faith Reliance.  Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, a Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Manager or any employee, agent, representative or committee of the Board, or by any other Person, as to matters the Manager reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, records, information, opinions, reports or statements as to the value and amount of the assets and liabilities of the Company, or any other facts pertinent to the existence and amount of the assets of the Company from which distributions to the Members may lawfully be paid.

9.3            Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 9.2 by the Company shall be provided out of and to the extent of Company assets only, and the Members shall not have personal liability on account thereof.

9.4            Advancements.  The Company shall pay, to the fullest extent permitted by applicable law, the expenses (including attorneys' fees) reasonably incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 9 or otherwise.

9.5            Claims.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article 9 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article 9.

9.6            Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article 9 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, this Agreement any other agreement or otherwise.

9.7            Limitation of Duties.  The provisions of this Agreement, including this Article 9, to the extent that they limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of the Covered Persons otherwise existing at law or in equity, are agreed by the Company, the Members, the Managers, and any other Person that is a party to or is otherwise bound by this Agreement, to replace such other liabilities of such Covered Persons to the fullest extent permitted by law.

9.8            Appearance as a Witness.  Notwithstanding any other provision of this Article 9, the Company may, by resolution or resolutions of the Manager, pay or reimburse reasonable out-of-pocket expenses incurred by any Manager in connection with his or her appearance as a witness or other participation in a proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.

9.9            Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited liability company, a corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 9 or otherwise.

9.10            Amendment or Repeal.  Any repeal or modification of the provisions of this Article 9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.11            Savings Clause.  If this Article 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and pay expenses in advance of the final disposition of such proceeding to each Covered Person, to the fullest extent permitted by any applicable portion of this Article 9 that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.12            Affect on Other Agreements.  This Article 9 shall not in any way affect, limit or modify any Person's liabilities or obligations under any employment agreement, consulting agreement, management services agreement, confidentiality agreement, noncompete agreement, nonsolicitation agreement or any similar agreement with the Company.

ARTICLE 10
TAX MATTERS
10.1            Tax Returns.  The Tax Matters Partner shall cause to be prepared and filed all necessary federal and state income tax and other tax returns for the Company, including making any elections the Tax Matters Partner may deem appropriate.  Each Member shall furnish to the Tax Matters Partner all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax and other tax returns to be prepared and filed and/or tax elections to be made. Unless otherwise determined by the Tax Matters Partner, the classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

10.2            Tax Elections.  The Tax Matters Partner shall determine, with the consent of a Voting Majority of the Members, whether the Company should make any elections permitted by the Code.

10.3            Tax Matters Partner.

10.3.1	Appointment. GSE shall be the "tax matters partner" of the Company pursuant to Code Section 6231(a)(7) (the "Tax Matters Partner").
10.3.2
Authority.  The Tax Matters Partner may, with the consent of the Manager , make or revoke any available election under the Code or the Treasury Regulations issued thereunder (including for this purpose, any new or amended Treasury Regulations issued after the date of formation of the Company).  The Tax Matters Partner is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Tax Matters Partner deems necessary or advisable, subject to the prior written consent of the Manager.  Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings.

10.3.3
Reimbursement of Expenses.  Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding (i) with respect to the tax liability of the Company and/or (ii) with respect to the tax liability of the Members in connection with the operations of the Company.

10.3.4
Survival of Provisions.  To the fullest extent permitted by law, the provisions of this Section 10.3 shall survive the termination of the Company or the termination of any Member's interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the IRS any and all matters regarding the Federal income taxation or other taxes of the Company or the Members.

ARTICLE 11
BOOKS AND RECORDS; REPORTS
11.1            Maintenance of Books.

11.1.1
Books and Records.  The Company shall keep, or cause to be kept, books and records of account and shall keep minutes of the proceedings of, or maintain written consents executed by, its Members and Managers.

11.1.2
Schedule of Members.  The Company will maintain and, as required by this Agreement, update the attached Schedule A, which sets forth with respect to each Member their respective name, address, number and type of Units owned by such Member and the amount of Capital Contributions made by such Member with respect thereto.

11.2            Reports.

11.2.1
Tax Information.   The Company shall use reasonable efforts to deliver, or cause to be delivered, within 120 days after the end of each Taxable Year, to each Person who was a Member at any time during such Taxable Year all information necessary for the preparation of that Person's U.S. federal and state income tax returns.  The Company shall also provide a copy of the Company's federal income tax return and Form K-1s to each of the Members as soon as practicable after the end of each Taxable Year.

11.2.2
Additional Information Rights.  The Company will furnish each Member with quarterly unaudited and annual audited financial statements and the Manager shall prepare an annual Business Plan, which shall become effective and authorized upon approval thereof by the Members.  Deviations from Business Plan identified spending in excess of 10% per identified line item shall require the advance approval of a Voting Majority of the Members.

11.2.3
Transmission of Communications.  Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Company to such other Person or Persons.

ARTICLE 12
TRANSFERS OF UNITS
12.1            Restrictions on Transfer.  No Member shall Transfer (or offer or agree to Transfer) all or any Units except in compliance with this Article 12 or as otherwise provided in Article 13 without first obtaining the approval of all Members, which consent may be withheld in each Member's sole discretion; provided, however, that a Member may Transfer Units (without the other Members' prior written consent, but subject to the other provisions of this Agreement) (i) in the event of an Approved Sale, (ii) pursuant to a reorganization effected pursuant to Article 14, (iii) to the Company, (iv) upon exercise of the Option by GSE or Dale as set forth in Article 13 herein, (v) after the consummation of a Public Offering but in any event still subject to the provisions of Section 14.2, and (vi) as and to the extent, and subject to the stated limitations, set forth in Section 12.8.

12.2            Additional Restrictions on Transfer.

12.2.1
Execution of Counterpart.  Except in connection with an Approved Sale, each Transferee of Units or other interests in the Company shall, as a condition prior to such Transfer, execute and deliver to the Company a counterpart to this Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

12.2.2
Legal Opinion.  No Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel, satisfactory in form and substance to the Manager (which opinion may be waived by the Manager in its sole discretion), such Transfer would not violate any federal securities laws or any state or provincial securities or "blue sky" laws (including any investor suitability standards) applicable to the Company or the interest to be Transferred.  Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer and shall be made legal counsel that is knowledgeable in securities law matters to the  reasonable satisfaction of the Company's legal counsel.

12.2.3
Code Section 7704 Safe Harbor.  In order to permit the Company to qualify for the benefit of a "safe harbor" under Code Section 7704, notwithstanding anything herein to the contrary, no Transfer of any Unit or economic interest (within the meaning of Treasury Regulations Section 1.7704 1(d)) shall be permitted or recognized by the Company or the Manager if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704 1(h), including the look through rule in Treasury Regulations Section 1.7704 1(h)(3)).

12.2.4
Competitor or Unsavory Person.  No Transfer of Units or any other interest in the Company may be made to a "competitor" of the Company or a Person of "unsavory business reputation" (in each case as determined in the reasonable view of the Manager).

12.2.5	Accredited Investor. Such Transfer shall only be to an "accredited investor" (as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).
12.2.6	Termination of Restrictions. The provisions of Sections 12.1 through 12.2.5, inclusive, shall terminate and be of no further force or effect upon the consummation of a Sale of the Company.
12.3            Void Assignment.  Any Transfer by any Member of any Units or other interests in the Company in contravention of this Agreement shall, to the fullest extent permitted by law, be void and ineffectual and shall not bind or be recognized by the Company or any other party.  No purported transferee in violation of this Agreement shall have any right to any Profits, Losses or Distributions of the Company.

12.4            Tag Along Rights.

12.4.1
In connection with any permitted Transfer by the Members of twenty-five percent (25%) or more of the total issued and outstanding Units (for purposes of this Section 12.4, collectively, the "Transferring Members") on the date hereof in any transaction or series of related transactions occurring prior to a Public Offering, each of the other Members shall, to the fullest extent permitted by law, have the opportunity to participate proportionately in such sale by selling the same pro rata portion of the Units owned by each of them, as the Transferring Members,  pro rata, and for the same consideration and otherwise on the same terms as such Transferring Member sells its Units.

12.4.2
In connection with any transaction to which Section 12.4.1 hereof shall be applicable, the Transferring Members shall send notice (the "Tag-Along Notice") to the other Members setting forth the consideration per share to be paid in the subject transfer, the proposed closing date for such transaction (which shall be not less than thirty (30) Business Days after the date of such Tag-Along Notice) and the other terms and conditions of such transaction.  Not later than twenty (20) days after the delivery of the Tag-Along Notice, the other Members shall elect whether or not to participate in such transaction and shall provide notice to the Transferring Members thereof, and shall thereafter take such actions as may reasonably be requested by the Transferring Members in order to facilitate the closing of the applicable transaction and to effectuate the provisions of Section 12.4.1 hereof.  The Transferring Members' obligations under Section 12.4.1 hereof to afford the other Members the rights referred to herein will be discharged if the other Members are given notice hereof and shall fail to elect to avail themselves of such rights by a written reply given on or before the expiration of the time period specified above.

12.5            Initial Public Offering.  In the event that GSE does not exercise its Option, and the Company's EBITDA for the 12-month period ending August  31, 2019 exceeds $10 million, Dale may, within the 360 day period following expiration of the Option, require the Company to engage in an initial Public Offering, as set forth in Article 13 below, and GSE shall provide commercially reasonable cooperation in connection therewith, and  in connection therewith, the Company will be converted to a corporation without any further act, vote or approval of any Member or any other Person, and the Members shall take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the structure of the Company or its Units would adversely affect the marketability of the offering, each Member holding each class of Units shall consent to and vote for a recapitalization, reorganization and/or exchange of each class of the Units into capital stock of other securities that the managing underwriters, the Manager and Voting Majority find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange without any further act, vote or approval of any Member or any other Person; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in this Agreement as in effect immediately prior to such Public Offering.

12.6            Admission of Substituted Member.

12.6.1
Admission.  An assignee of any Units or other interests in the Company of a Member permitted by this Agreement, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if (i) the assignor gives the assignee such right, (ii) the Members have unanimously granted their prior written consent to such assignment and substitution, which consent may be withheld in each Member's sole discretion, and (iii) such assignee shall execute and deliver a counterpart or joinder of this Agreement agreeing to be bound by all of the terms and conditions of this Agreement, and such other documents and instruments as may be necessary or appropriate to effect such Person's admission as a substituted Member, in form satisfactory to the Manager. Any such assignee will become a substituted Member on the later of (x) the effective date of Transfer, and (y) the date on which all of the conditions set forth in the preceding sentence have been satisfied; provided, however, if the last remaining Member transfers all of such Member's Units in the Company pursuant to this Agreement, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

12.6.2
Updated Schedule of Members.  Upon the admission of a substituted Member, Schedule A attached hereto shall be amended to reflect the name, address and number and type of Units and other interests in the Company of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

12.7            Effect of Assignment.

12.7.1
Assignment.  A Transfer of Units permitted hereunder shall be effective as of the date of assignment and compliance with the conditions to such Transfer.  Profits, Losses and other Company items shall be allocated between the assignor and the assignee according to Code Section 706.  Distributions made before the effective date of such Transfer shall be paid to the assignor, and Distributions made after such date shall be paid to the assignee.

12.7.2
Record Owner.  Notwithstanding the foregoing, the Company and the Manager shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for Distributions of cash or other property made to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to the terms and conditions of this Article 12, has been received and consented to by the Manager and recorded on the books of the Company.

12.7.3
Acceptance of Benefits.  Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed (to the fullest extent permitted by law) by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound (including the restrictions on Transfer set forth in this Article 12).

12.7.4
Rights and Obligations of Assignor.  Subject to the next sentence, any Member who shall assign any Units or other limited liability company interest in the Company shall cease to be a Member of the Company with respect to such Units or other limited liability company interest and shall no longer have any rights or privileges of a Member with respect to such Units or other limited liability company interest, except that the applicable provisions of Section 8.5 and Article 9 shall continue to inure to the benefit of such Member in accordance with the terms thereof. Unless and until such an assignee is admitted as a substituted Member in accordance with the provisions of Section 12.6:  (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other limited liability company interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other limited liability company interest for any period of time prior to the date such assignee becomes a substituted Member.  Nothing contained herein shall relieve any Member who transfers any Units or other limited liability company interest in the Company from any liability of such Member to the Company or the other Members with respect to such Units or other limited liability company interest that may exist on the date such assignee becomes a substituted Member or that is otherwise specified in the Act and incorporated into this Agreement or for any liability to the Company or any other Person for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

12.7.5
Rights and Obligations of Assignee.  A transferee of Units that is not admitted as a Member pursuant to Section 12.67 (such non-admitted transferee, an "Assignee") shall be entitled only to allocations of Profit and Loss (and items of income, gain, expense, deduction and loss that are not included in the computation of Profit and Loss) and Distributions under this Agreement with respect to such transferee's Units.   An Assignee has no right to (i) vote or otherwise participate in Company matters (including having no right to vote on the matters specified in this Agreement to be subject to the approval or consent of the Members); (ii) take part in the management of the Company's affairs or transact any business on behalf of the Company; (iii) receive any notices to be provided to Members under this Agreement or the Act; (iv) receive any information or accounting from the Company; (v) inspect the books or records of the Company; and (vi) any other rights of a member under the Act or this Agreement other than those described in the first sentence of this Section 12.7.5.  Any Units or other limited liability company interest that an Assignee may acquire will be treated in the same manner under this Section 12.7.5 as, and will otherwise be made part of, that Assignee's Economic Interest.

12.8            Effect of Incapacity or Death.  In the event of the Incapacity or death of a Member, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated or deceased Member shall be deemed to be the Assignee of such Member's Units or other interests in the Company pursuant to Section 12.7.5 and shall not be admitted as a substituted Member but shall hold such interest subject to the limitations and restrictions set forth in Section 12.7.5 for an Assignee who is not a Substitute Member.

12.9            Transfer Fees and Expenses.  Except as otherwise expressly provided in this Agreement, the transferor and transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys' fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

12.10        Distributions and Allocations Regarding Transferred Units.  Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this Article 12, Profits, Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the assignor and the assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Manager.  All Distributions on or before the effective date of such Transfer shall be made to the assignor, and all Distributions thereafter shall be made to the assignee. Solely for purposes of making such allocations and Distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least 10 Business Days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the Manager may reasonably require within 30 days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all Distributions shall be made, to the Member that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor any Manager shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section 12.10, whether or not the Company or such Manager has knowledge of any Transfer of any interest.

12.11  Deadlock.

12.11.1
In the event of a Deadlock, either Member may give a notice of Deadlock to the other ("Deadlock Notice").  Within ten (10) days of the giving of a Deadlock Notice, an authorized representative of each Member shall meet to attempt to negotiate, in good faith, a resolution to the Deadlock and may, if unanimously agreed, utilize a formal mediation process.  Any agreed resolution to the Deadlock shall be binding on the Members, the Manager and the Company.  In the event the Deadlock is not resolved within 15 days of the date the Deadlock Notice was given, a Member may invoke an "Exit Negotiation" pursuant to Section 12.11.2(a).

12.11.2
(a)
Whenever a Member has the right, as provided in this Section 12.11, to invoke an Exit Negotiation, he or it may do so by giving written notice to the other (an "Exit Notice").  On the fifth (5th) business day after the giving of the Exit Notice (the "Agreement Date"), each party shall simultaneously provide the other with a firm, written offer to purchase all, but not less than all, of the Units owned by the other for a cash sum certain expressed on a per Unit basis (each, an "Exit Offer").  The terms and conditions for the sale of Units pursuant to any Exit Offer, with the exception of the purchase price to be paid,  shall be as stated in the form of Purchase Agreement attached hereto as Schedule C (the "Purchase Agreement") except as otherwise mutually agreed in writing on or before the Agreement Date.  Under no circumstances may an Offer be withdrawn or modified, nor may additional or conflicting terms from those stated in the Purchase Agreement be stated in an Offer.  Any Offer which does not strictly comply with this Section 12.11 shall be void, as though never submitted, and there shall be no right or ability to correct any Offer which does not comply with this Section.  For the avoidance of doubt, an acceptable form of Exit Offer is attached hereto as Schedule E.

(b)
The Exit Offer proposing the highest purchase price per Unit (the "Buyer") shall be deemed accepted by the other Member (the "Seller"), and the Members shall be deemed to have executed the Purchase Agreement as of the Agreement Date using the Buyer's Exit Offer price as the purchase price therein.  The Buyer shall complete the purchase of the Units on the terms and conditions set forth in the Purchase Agreement within thirty (30) days from the Agreement Date.  The Buyer shall be entitled to enforce the sale of the Units by the Seller via specific performance, and the Seller shall reimburse the Buyer for all costs, including attorney's fees, incurred by Buyer as a result thereof.

ARTICLE 13
PURCHASE OPTION
13.1            Option to Purchase.

13.1.1
From and after November 14, 2019, and on or before the Option Expiration Date (the "Option Period"), GSE shall have the option, exercisable in a writing delivered to Dale within the Option Period, to purchase all, but not less than all, of the Units owned by Dale (the "GSE Option").

13.1.2
If GSE waives the right to exercise the GSE Option, if the GSE Option expires without being exercised, or if GSE fails to close on the option within the time period specified in Section 13.3 through no fault of Dale (the earliest of such events to occur being hereinafter referred to as the "Secondary Trigger"), Dale shall have the option (the "Secondary Option"), exercisable in a writing delivered to GSE within 90 days following the Secondary Trigger, to purchase all, but not less than all, of the Units owned by GSE.

13.1.3
The party exercising an option to purchase provided under this Section 13.1 shall be referred to in this Section Article 13 as the "Purchaser" and the party whose Units are subject to purchase pursuant to the option to purchase being exercised shall be referred to as the "Seller".

13.1.4
The GSE Option will expire, if not exercised, at the close of business on the 60th day following the date of actual delivery of the Average EBITDA calculation by the Company, and the Secondary Option will expire, if not exercised, at the close of business on the 90th day following the Secondary Trigger (each such date, the "Expiration Date").

13.2            Option Purchase Price.  The purchase price for Seller's Units shall equal (i) the three (3) year average of the Company's EBITDA (the "Average EBITDA"), determined as set forth herein below, for the fiscal years ended December 31, 2017, 2018 and 2019 (the "Base Period") (ii) multiplied by the Seller's Percentage Interest in the Company; (iii) multiplied by seven (7) (the "Option Purchase Price").  The Company shall prepare and deliver a Calculation Statement (defined below) to GSE and Dale setting forth the amount of Average EBITDA on or before January 30, 2020; provided that if the Calculation Statement cannot reasonably be produced by January 30, 2020, the Company shall prepare and deliver the Calculation Statement as soon thereafter as reasonably practical.

13.3            Closing; Payment Terms.

(a)
The closing on an option to purchase pursuant to this Agreement (the "Option Closing") shall be held at the principal office of the Company or at such other place as the Purchaser may reasonably specify on or before the later of (i) the Expiration Date of the relevant option; or (ii) ten (10) days following the date on which the parties agree to the Option Purchase Price as set forth in Section 13.2 herein.

(b)	the Option Purchase Price shall be paid via wire transfer, in immediately available funds, by Purchaser to Seller as follows:
(i)	Fifty percent (50%) of the Option Purchase Price shall be due and payable at the Option Closing.
(ii)
Twenty-five percent (25%) of the Option Purchase Price shall be due and payable on each of the first and second anniversary of the Option Closing if the Company's actual EBITDA for the calendar year immediately preceding such anniversary (i.e., calendar year 2020 and 2021, respectively) ("Actual EBITDA"), equals or exceeds the Average EBITDA for the Base Period.  If the Company's EBITDA for calendar year 2020 or 2021 is less than Average EBITDA but nevertheless is at least equal to 67% of Average EBITDA, Purchaser shall instead pay Seller the following amount for such calendar year, based on that calendar year's Actual EBITDA:

[1- [(1-ActE/AveE)*(3)] ] * I

Where "ActE" is Actual EBITDA for the year in question, "AveE" is Average EBITDA and "I" is an amount equal to 25% of the Option purchase Price.  By way of example, if Average EBITDA is $3.0 million (and, therefore, the Option Purchase Price is $7.0 million, payable $3.5 million at closing and up to $2.625 on the subsequent two anniversaries of closing) and Actual EBITDA for 2020 is $2.5 million (which is 83.3% of Average EBITDA), Seller would not receive the full anniversary payment of $2.625, but would nevertheless be entitle to receive a first anniversary payment of $1.3125 million.  [1- [(1-2.5/3.0)*(3)] ] * I
and
(iii)
If some or all of the first Twenty-five percent (25%) of the Option Purchase Price payment is not due and payable to Seller due to the Company's Actual EBITDA for 2020 being less than Average EBITDA, Seller may nevertheless earn the unpaid amount if 2021 Actual EBITDA, when added to 2020 Actual EBITDA, equals or exceeds two (2) times Average EBITDA; in such case, in addition to the payments due to Seller pursuant to Section 13.3(b)(i) and (ii) above, Buyer shall pay Seller a further amount equal to the difference between the full Option Purchase Price and the aggregate amount of all Option Purchase Price payments made, such that Seller receives payment from Seller, in the aggregate, equal to the full Option Purchase Price.

(c)	Any amount of Option Purchase Price not required to be paid pursuant to this Section 13 shall be forfeited.
13.4            EBITDA Calculation.  For the purposes of calculating the Company's EBITDA pursuant to this Article 13, the financial statements of the Company will be prepared on an accrual basis in accordance with GAAP under the direction of GSE, and the Purchaser shall operate the Company fairly, in good faith, consistent with past practices, using its commercially reasonable efforts to achieve results that will enable the Seller to realize the full Option Purchase Price.
(a)
Whenever an EBITDA calculation is required by this Article 13, GSE shall prepare and deliver to all Members a written statement (in each case, a "Calculation Statement"), within such time frames as may be specified in this Article 13, or if no time frame is provided, within 30 days after the end of the period for which the Calculation Statement is to be provided, setting forth in reasonable detail its determination of EBITDA or Average EBITDA, as the case may be, for the relevant period or periods (the "EBITDA Calculation") and, where a determination of the Option Purchase Price is required, including its calculation of the Option Purchase Price (the "Price Calculation").

(b)
(i)
Dale shall have 60 days after receipt of the Calculation Statement (the "Review Period") to review the Calculation Statement, and the EBITDA Calculation and Price Calculation, as the case may be, set forth therein. During the Review Period, Dale shall have the right to inspect the Company's books and records during normal business hours at the Company's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting EBITDA Calculation and Price Calculation, as the case may be.

(ii)
Prior to the expiration of the Review Period, Dale may object to the EBITDA Calculation and Price Calculation, as the case may be, set forth in the Calculation Statement by delivering a written notice of objection (a "Calculation Objection Notice") to GSE.  Any Calculation Objection Notice shall specify the items in the applicable EBITDA Calculation and Price Calculation, as the case may be, disputed by Dale and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute, including any objection, where Dale is the Seller, to GSE's compliance with the first sentence of this Section 13.4.  Dale shall be permitted to make and retain copies of the Company's books and records which relate to the reason(s) why Dale submitted his Calculation Objection Notice.  Where GSE is the Seller, GSE may, during the Review Period, object to Dale's compliance with the first sentence of this Section 13.4.

(iii)
If Dale fails to deliver a Calculation Objection Notice to GSE prior to the expiration of the Review Period, then the EBITDA Calculation and Price Calculation, as the case may be, set forth in the Calculation Statement shall be final and binding on the parties hereto.

(iv)
If Dale timely deliver a Calculation Objection Notice, Dale and GSE shall negotiate, reasonably and in good faith, in an attempt to resolve the disputed items and agree upon the resulting amount of the EBITDA and the EBITDA Calculation and Price Calculation, as the case may be, for the applicable time period. If GSE and Dale are unable to reach agreement within 10 days after such a Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than GSE's accountants or Dale's or the Company's accountants, appointed by mutual agreement of Dale and GSE (the "Independent Accountant"). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable EBITDA Calculation and Price Calculation, as the case may be, as promptly as practicable, but in no event greater than 10 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Calculation Objection Notice.  If unresolved disputed items are submitted to the Independent Accountant, GSE and Dale shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by GSE and Dale, and not by independent review.

(v)
The resolution of the dispute and the EBITDA Calculation and Price Calculation, as the case may be, that is the subject of the applicable Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties upon receipt of the Independent Accountant's written report.  The fees and expenses of the Independent Accountant shall be borne by GSE and Dale in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Independent Accountant.

(c)
Any amount of Option Purchase Price that GSE, as Purchaser, is required to pay to Seller pursuant to Section 13.3(b)(i) or (ii), shall be paid in full, in cash by wire transfer of immediately available funds, no later than 10 Business Days following the date upon which the determination of EBITDA for the applicable calendar year becomes final and binding upon the parties as provided in Section 13.4 (including any final resolution of any dispute raised by Seller in a Calculation Objection Notice).

(d)
GSE shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section any Losses which it may suffer as a result of any breach of this Agreement by Dale from and after the Option Closing.

13.5            Specific Performance.  In the event a Member refuses to complete the purchase and sale of Units when and as required by this Agreement, either party may pursue specific performance of the other party's obligations.
ARTICLE 14
REORGANIZATION
14.1            Change in Business Form.  As permitted by Section 12.5, the Manager may convert the Company into another form of Delaware legal entity (including a corporation) permitted by the Act, without any further act, vote or approval of any Member or any other Person, and in which event all or a portion of the Member Interests may either be combined into a single class or type of equity or the rights and preferences of all or a portion of the classes or types of Units may be preserved as nearly as possible under such new structure, in each case provided that unless Members holding a Voting Majority of each adversely affected type or class of equity approve otherwise, the Fair Market Value of each type or class of equity interest as of immediately following such change received by each Member shall be no less than the Fair Market Value of the equity interest exchanged therefor as of immediately prior to such change (ignoring, for purposes hereof, any change in value resulting from a change in the tax status of the Company).  Each Member shall take all lawful action requested by the Manager to effectuate any such restructuring.

14.2            Holdback Agreement.  Each Member agrees not to effect any public or private sale or distribution of any Member Interests or of any other equity securities of the Company, or securities convertible into or exchangeable or exercisable for such other securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten public offering or at any time if advised by the Company's underwriter that such Transfer will adversely affect the Company's offering.

14.3            Limited Power of Attorney.  Each Member hereby makes, constitutes and appoints each Manager (so long as such person remains a Manager), with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to Sections 14.1 and 14.2 including any vote or approval required under the Act.  The proxy granted pursuant to this Section 14.3 is a special proxy coupled with an interest and is irrevocable.

14.4            Splits and Combinations.

14.4.1
Subject to the provisions of Section 18-607 of the Act and Section 14.4.4, the Manager may make, by resolution or resolutions thereof, a distribution of Units to all Members on a Pro Rata Basis, or may effect a subdivision or combination of Units so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the date of formation of the Company without further act, vote or approval of any Member or any other Person.

14.4.2
Whenever such a distribution, subdivision or combination of Units is declared, the Manager shall select a record date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such record date to each Member as of a date not less than 10 days prior to the date of such notice.

14.4.3
Promptly following any such distribution, subdivision or combination, the Company may issue Unit certificates to the Members as of the applicable record date representing the new number of Units held by such Members.  If any such combination results in a smaller total number of Units outstanding, the Company shall require, as a condition to the delivery to a Member of such new certificate, the surrender of any certificate held by such Member immediately prior to such record date.

14.4.4
The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 14.4.4, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

ARTICLE 15
DISSOLUTION AND LIQUIDATION
15.1            Dissolution.  The Company shall be dissolved and its affairs shall be wound up only on the first to occur of the following:

(a)	the approval or written consent of a Voting Majority;
(b)
the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(c)	the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
Except as otherwise set forth this Article 15, the Company is intended to have a perpetual existence. Notwithstanding any other provision in this Agreement and to the fullest extent permitted by law, the Incapacity, retirement, resignation, withdrawal or expulsion of a Member shall not cause the Member to cease to be a member of the Company, and upon the occurrence of such event, the Company shall continue without dissolution.
Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than (i) upon an assignment by such a Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to this Agreement, or (ii) the resignation of such a Member and the admission of an additional Member pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.
15.2            Liquidation and Termination.  Subject to the Act, upon dissolution of the Company, the Manager shall act as the liquidator or may appoint one or more Members to act as liquidator(s).  The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Act.  Subject to the Act, the Manager shall apply remaining assets of the Company, and shall distribute such proceeds and assets, as follows and in the following order of priority:

(a)
First, to the creditors of the Company, including Members who are creditors of the Company to the extent allowed by Section 18-804 of the Act, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for the payment thereof) other than liabilities for which reasonable provision has been made and liabilities for distributions to Members and former members under Sections  18-601 or 18-604of the Act;

(b)	Second, to Members and former members in satisfaction of liabilities for distributions under Sections 18-601 or 18-604of the Act;
(c)	Third, to the Members pro rata in accordance with their respective Percentage Interests.
15.3            Cancellation of Certificate.  The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

15.4            Return of Capital.  No Manageror liquidator of the Company shall be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or other holders of Units, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets).

15.5            No Action for Dissolution.  Except as expressly permitted in this Agreement, to the fullest extent permitted by law, no Member shall take any voluntary action that directly causes a dissolution of the Company.  The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by subsections (a) through (d) of Section 15.1.  This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Units.  Accordingly, except where liquidation of the Company  is not effected in the manner required by Section 15.2, each Member hereby waives and renounces, to the fullest extent permitted by law, such Member's right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (i) it is not reasonably practicable to carry on the business of the Company in conformity with the Certificate or this Agreement, or (ii) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member.  Damages for breach of this Section 15.5 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member otherwise would be entitled.

ARTICLE 16
GENERAL PROVISIONS
16.1            Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests, consents or other communications provided for or permitted to be given under this Agreement must be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied or delivered by electronic mail to the recipient if telecopied or e-mailed before 5:00 pm Eastern time on a Business Day, and otherwise on the next Business Day, (c) one Business Day after being sent by reputable overnight courier service (charges prepaid), or (d) three Business Days after being depositing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested.  All notices, requests, consents and other communications shall be sent to the address for such recipient specified in the Company's books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

16.2            Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.3            Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.  Any waiver or consent to be provided hereunder must be in writing to be enforceable against the party making such waiver or providing such consent.

16.4            Amendments.  Except as otherwise expressly set forth herein, the provisions of this Agreement may be amended, modified or waived only by a written instrument executed and agreed to by all Members; provided, that (a) an amendment, modification or waiver requiring additional Capital Contributions from any Member shall be effective only with that Member's written consent, and (b) an amendment, modification or waiver reducing the required interests for any consent or vote in this Agreement shall be effective only with the written consent or vote of that percentage of Members having the interest theretofore previously required; provided further that the Manager may amend and modify the provisions of this Agreement and Schedule A from time to time to the extent necessary to reflect (i) any increase or decrease in the authorized Units or any class or series thereof, (ii)  the creation, authorization and/or issuance of Additional Units or other limited liability company interests in the Company in accordance with Section 3.3, (iii) the admission of new Members and substituted Members in accordance with the provisions of this Agreement, (iv) a change in structure contemplated by Section 4.3, (v) to effectuate distributions, splits and combinations of Units as contemplated by Section 14.4, or (vi) the redemption of Units.  Notwithstanding anything to the contrary herein, in any amendment, modification, revision or waiver that would disproportionately and adversely affect any Member (or group of Members) shall require the written consent of the Members holding a majority of the Units held by such adversely affected Members. So as to avoid any doubt as to the meaning of the previous sentence, no provisions of this Agreement that are applicable only to a particular Member may be amended without such Member's consent.

16.5            Successors and Assigns.  Except as otherwise provided in this Agreement, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

16.6            Applicable Law; Venue; Jury Trial Waiver.

16.6.1
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Except as otherwise expressly provided in this Agreement, any dispute relating hereto shall, to the fullest extent permitted by law, be heard only in the State Courts of Delaware, and the parties agree to jurisdiction and venue therein.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO (INCLUDING EACH MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER.

16.6.2
All claims, disputes or causes of action arising out of or relating to this Agreement shall be promptly submitted to binding arbitration by a single arbitrator in an arbitration conducted in Wilmington, Delaware.  A dispute shall be submitted to arbitration upon the good faith written demand for arbitration by either party.  The arbitrator shall be selected under the Commercial Arbitration Rules of the American Arbitration Association and the arbitration shall be conducted under such rules.  Any award or determination in such arbitration shall be final, binding and conclusive except as otherwise provided by law and may be entered as a final judgment in any court having jurisdiction.  The arbitrator in any arbitration shall assess the costs of arbitration against the losing party and shall award attorney's fees to the prevailing party. Notwithstanding the foregoing, any party may bring litigation in the Courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for Delaware, requesting injunction or equitable relief.  Any party may file a copy of this section with any court as written evidence of the knowing, voluntary and bargained Agreement of the parties irrevocably agreeing to waive any objections to alternative dispute resolution or to venue or to convenience of forum for permitted court actions.

16.7            Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

16.8            Further Action.  Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

16.9            Counterparts; Binding Agreement.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature page) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.  This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a joinder to this Agreement.

16.10                          Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format ("PDF"),  will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

16.11                          Parties in Interest.  To the fullest extent permitted by law, except as expressly provided in Article 9, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

16.12                          Survival.  All indemnity and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

16.13                          Books and Records; Reporting.

(a)
Maintenance of Books and Records.  The Manager shall cause the Company to maintain at the Company's principal place of business separate books of accounts which shall show a complete and accurate record of the assets, liabilities, operations, transactions and financial condition of the Company and any Subsidiaries, including the costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of, and transactions by, the Company and the operation of its business and affairs in accordance with both GAAP and federal income tax accounting rules as provided in this Agreement.  The accounting methods of the Company shall be consistently applied.

(b)	Financial Statements. The Tax Matters Partner shall work with the Manager to cause to be prepared and delivered to each Member:
(i)
Quarterly Financial Statements.  Commencing with the fiscal quarter ending December 31, 2014, within forty-five (45) days after the end of each fiscal quarter, financial information regarding the Company, certified by the Manager of the Company, including (A) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flow for the fiscal quarter then ending; and for that portion of the Fiscal Year then ended as of the close of such fiscal quarter and (B) unaudited statements of income and cash flows for such fiscal month, setting forth in comparative form the figures contained in the projections for the portion of the Fiscal Year then ending and to the corresponding period in the prior Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).

(ii)
Annual Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2014, an audited balance sheet of the Company as of the close of such Fiscal Year and audited statements of income, cash flows the Fiscal Year then ended in accordance with GAAP, including the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm selected by the Members and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year.  The financial statements delivered pursuant to this Section 15.18(d) shall include information regarding each Member's Capital Account balance for the Fiscal Year then ended.

(c)
Member Register.  The Company shall maintain at its principal office a register listing the names, addresses and business telephones of all Members, the number of Units (and Class of each), and any other equity or security interest owned by each Member, Assignee or other Person, and a description of all Transfers made thereof, and any other relevant information pertaining to the equity ownership of the Company.  Such register shall be in alphabetical order, readily readable, and updated at least quarterly to reflect changes with respect to the information reported therein.  Upon request of a Member, the Manager shall cause to be mailed to such Member a copy of the register within ten (10) days of such request.

(d)
Right of Inspection.  Each Member or the authorized representative(s) thereof shall have access to and may inspect and photocopy all books, records and materials of the Company .  The exercise of the rights contained in this Section 15.18(d) shall be made at such time that may be reasonably arranged.  Each Member shall bear the costs and expenses related to that Member's exercise of the rights provided under this Section 15.18(d).

(e)
Tax Returns and Information.  The Tax Matters Partner shall work with the Manger to cause all tax returns that the Company is required to file to be prepared and timely filed (including extensions) with the appropriate authorities.  Within ninety (90) days after the end of each Fiscal Year, the Manager shall also cause to be delivered to each Member information pertaining to the Company and its operations for the previous Fiscal Year that is necessary for the Members to accurately prepare their respective federal and state income tax returns for said Fiscal Year.

ARTICLE 17
DEFINITIONS
17.1            Definitions of Terms Not Defined in the Text.  For purposes of this Agreement, the following terms, when capitalized, have the meanings set forth below with respect thereto:
"Act" means the Delaware Limited Liability Company Law, Del. Code Ann. tit. 6, § 18-101, et seq., as it may be amended from time to time, and any successor to such statute.
"Adjusted Capital Account Deficit" means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero.  For this purpose, such Person's Capital Account balance shall be (i) reduced for any items described in Treasury Regulations Sections 1.704 1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704 1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704 2(g)(1) and 1.704 2(i) (relating to Minimum Gain).
"Affiliate" shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, (ii) any officer, director, partner, or member thereof, and (iii) any other Person related to such Person within the meaning of Code Sections 267(b) or 707(b)(1).  Notwithstanding the foregoing, the Company shall not be considered an Affiliate of any Member or of any equity holder of any Member.
"Agreement" means this Operating Agreement, as amended, restated, modified or waived from time to time in accordance with the terms hereof.
"Approved Sale" means a Sale of the Company that is unanimously approved by the members.

"Assumed Tax Rate" means, for any Fiscal quarter, the sum of the maximum federal, state and local income tax rates (including self-employment and similar taxes but not reduced by any deduction or credit allowable for state and local taxes and not reflecting any reduced rate applicable to any special class of income) that are in effect for such Fiscal quarter for taxable corporations or individuals (whichever sum is higher) in Maryland (and taking into account applicable incremental foreign taxes in a manner to be determined by the Manager).
"Base Rate" means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large U.S. money center banks.
"Book Value" means, with respect to any Company property, the Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Reg. §1.704-1(b)(2)(iv)(d)-(g).
"Business Day" means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Delaware or the State of Maryland are closed.
"Business Plan" means the Company's three year business plan, as approved by the Members pursuant to Section 7.4, which shall, at a minimum, identify total revenue, expense and net profit goals, as well as planned cash uses, timing of roll out of company products and services, including website launch, and milestones to be achieved by the Company, for each of the three covered fiscal years.  The Business Plan shall be updated annually and submitted to the Members for approval at least 30 days prior to the end of the each fiscal year. The first year of each three year Business Plan shall be firm upon approval by the Members of the Business Plan. The initial business plan for the Company is attached hereto as Schedule F.
"Capital Contribution" means any cash, cash equivalents or the Fair Market Value of any other property that a Member contributes to the Company in respect of any Unit pursuant to Article 4.
"Cause" means (a) the conviction, admission or plea of guilty or nolo contendere with respect to (i) a felony or a crime involving moral turpitude or (ii) any other act or omission involving dishonesty or fraud with respect to the Company or any of its customers or suppliers or with respect to its Members, (b) conduct tending to bring the Company, any of its Members, into substantial public disgrace or disrepute, (c) gross negligence or willful misconduct with respect to the Company, which shall include any intentional act by the Manager in excess of his authority, or (d) any breach of fiduciary duty to the Company or its Members.
"Code" means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
"Company" means IntelliQlik, LLC, a Delaware limited liability company, and any successor thereto (whether by merger, conversion, consolidation, recapitalization, reorganization or otherwise).
"Company Minimum Gain" has the meaning set forth for "partnership minimum gain" in Treasury Regulation Section 1.704-2(d).

"Deadlock" means the inability to achieve the necessary affirmative vote of Members required to approve a Business Plan within the required time period, or the casting in a vote of Members of an equal number of votes for and against any decision involving or concerning any matter described in Section 7.3.1.
"Distribution" means any distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution:  (a) any redemption or repurchase by  the Company of any securities of the Company (including Units), (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split, pro rata Unit dividend or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or (d) any fees or remuneration paid to any Member in such Member's capacity as an employee, officer, consultant or other provider of services to the Company.
"Economic Interest" means a Member's share of the Company's Profits, Losses and Distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.
"EBITDA" means revenue after deduction of all expenses other than interest, taxes, depreciation and amortization.
 "Fair Market Value" means, with respect to any asset or equity interest, its fair market value as determined by Majority Vote of the Members, acting in good faith.
 "Family Group" means, with respect to any individual, such individual's spouse and lineal descendants (whether natural or adopted), and spouses of lineal descendants and any trust, family partnership or limited liability company solely for the benefit of such individual, such individual's spouse and/or lineal descendants (and their spouses) and any retirement plan for such individual.
"Fiscal Year" of the Company means the calendar year, or such other annual accounting period as is established by the Manager.
"Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
"Incapacity" or "Incapacitated" means (a) with respect to a natural person, the death, incompetency or insanity of such person, or what a reasonable person would consider mental instability or repeated irrationality of such person and (b) with respect to any Person (whether natural or an entity), if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated (each of the foregoing, a "Bankruptcy").  The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Section 18-101(1) of the Act.

"Independent Third Party" means any Person who, immediately before a contemplated transaction, does not own in excess of 10% of the Units on a fully diluted basis (a "10% Owner"), who is not an Affiliate of any such 10% Owner, and who is not a member of any such 10% Owner's Family Group and who is not a Person who through contract or other arrangements (other than arrangements entered into in connection with the contemplated transactions) would be an Affiliate immediately after the contemplated transaction.
"Losses" for any period means all items of Company loss, deduction and expense for such period determined according to Section 4.2.
"Manager" means any the Person hereafter elected as a member of the Manager pursuant to the provisions of Section 7.2, but does not include any Person who has ceased to be a member of the Manager.  A "Manager" is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act.
"Member" means any Person executing this Agreement as of the date of this Agreement as a member of the Company or hereafter admitted to the Company as an additional member or substituted member of the Company as provided in this Agreement; provided, however, that the term "Member" shall not include any Person who has ceased to be a member of the Company.
"Member Interest" means the limited liability company interest of a Member in the Company, including Profits, Losses and Distributions.
"Member Minimum Gain" has the meaning set forth for "partner nonrecourse debt minimum gain" in Treasury Regulation Section 1.704-2(i).
"Member Nonrecourse Deductions" has the meaning set forth for "partner nonrecourse deductions" in Treasury Regulation Section 1.704-2(i).
"Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
"Percentage Interest" means, with respect to any holder of Units, at any time and from time to time, a fraction (expressed as a percentage), the numerator of which is the number of Units, owned by such holder and the denominator of which is the aggregate number of Units, owned by all holders.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.
"Profits" for any period means all items of Company income and gain for such period determined according to Section 4.2.
"Public Offering" means any sale of common equity securities of the Company (or any successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission or the equivalent thereof in a jurisdiction other than the United States.
"Sale of the Company" means (i) any sale or transfer by the Company of all or substantially all of its assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Independent Third Party obtains possession of the voting power (under ordinary circumstances) to appoint a majority of the surviving entity's managers, board of directors or similar governing body (i.e., at least 50% plus one vote), or (iii) any Transfer to any third party of Units by the holders thereof as a result of which any Independent Third Party obtains possession of the voting power (under ordinary circumstances) to remove and appoint a majority of the Manager pursuant to Section 7.2 (i.e., at least 50% plus one vote).
"Securities Act" means the United States Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.
"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, intangibles, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any Transferee liability and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
"Taxable Year" means the Company's taxable year ending December 31 (or part thereof, in the case of the Company's last taxable year), or such other year as is determined by the Manager in compliance with Section 706 of the Code.
"Transfer" means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, but excluding conversions and redemptions of Units by the Company made in accordance with this Agreement. The terms "Transferee," "Transferor," "Transferred," and other forms of the word "Transfer" shall have the correlative meanings.

"Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of the date hereof.  Such term, if elected by the Manager in its sole discretion, shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).
"Units" means an interest in the Company representing the Member's fractional interest in the Profits, Losses and Distributions of the Company held by all Members.
"Voting Majority" means Members holding greater than 50% of the outstanding Units.
17.2            Index of Definitions Defined in the Text.  The following terms are defined in the text of this Agreement in the section listed opposite such term below:

Term                                                                                    Section
Additional Unit	3.3.1 Assignee12.7.5 Business2.4Capital Account4.1Certificate2.1Confidential Information8.12 Indemnifying Member6.4Initial Members3.2 Proceeding9.2Regulatory Allocations6.2.4Tax Distribution5.2Tax Matters Partner10.3.1

*    *    *    *    *    *

MEMBERS SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have signed this Operating agreement of IntelliQlik, LLC on the date first written above and each of the individuals signing below warrants that he or she has the authority to sign for and on behalf of the respective parties.
MEMBERS:

GSE Power Systems, Inc.

By:__/s/ James A. Eberle
James A. Eberle, Chief Executive Officer

/s/ Dale Jennings
Dale Jennings

SCHEDULE A
SCHEDULE OF MEMBERS
As of  November 14, 2014

Name and Address	Number of Units	Total Capital Contributions
GSE Power Systems, Inc.	50	$500,000	[1]
Dale Jennings	50	$500,000	[2]
Total	100	$1,000,000

1. GSE Power Systems, Inc.'s initial capital contribution consisted of $250,000 in cash, paid on the date of this Agreement.  GSE shall pay the remaining $250,000 if the milestones identified below are met within the indicated timeframe.  If the below milestones are not met, and GSE is thereby not required to contribute the final $250,000, GSE's number of Units owned and Percentage Interest shall not be affected, and GSE shall continue to own 50 Units out of the 100 Units issued and outstanding.

The following milestones shall be completed by September 30, 2015.

BWR GFES (Components 8 Modules, Thermodynamics 10 modules, Rx Theory 8 modules)
PWR GFES (Components 8 Modules, Thermodynamics 10 modules, Rx Theory 8 modules)

Solar Power Fundamentals
Power Plant Fundamentals
Gas Turbine Fundamentals
Oil & Gas Fundamentals

GE 7FA + e Combustion Turbine Systems (18 Systems)
GFES Exam Bank Generator

HRSG Exam Bank
Steam Turbine Exam Bank

Domain Total Training Management System release
Nuclear University
Gas Turbine University
Oil & Gas University
Solar Power University
Power Systems University

Modules shall be considered completed when they are available for sale and can be accessed and used by potential customers via the appropriate website.

2  The value of the Assets contributed by Dale was agreed by the parties to be equal to $500,000.

SCHEDULE B

CERTIFICATE FOR
INTELLIQLIK, LLC

Certificate Number ____                                                                                                                ____% outstanding limited liability company interests
IntelliQlik, LLC, a Delaware limited liability company (the "Company"), hereby certifies that ________________ or, to the fullest extent permitted by applicable law and in all events subject to the Agreement (as defined below), any successors and assigns (the "Holder") is the registered owner of ___________% of the limited liability company interest in the Company (the "Interests").
THE TRANSFER OF THIS CERTIFICATE AND THE INTEREST REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE OPERATING AGREEMENT OF THE COMPANY, DATED _____________________, 2014, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.
THE OFFER AND SALE OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.
By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement.  The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business.  The Company maintains books for the purpose or registering the transfer of Interests.  In all events subject to the Agreement, transfer of any or all Interests can be effected only after compliance with all the relevant restrictions in the Agreement and the delivery of an endorsed Certificate to the Company, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such transfer, and an applicable for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee in such transfer.
Each limited liability company interest in the Company shall constitute a "security" within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by _______________________ its ______________________ as of the date set forth below.
Dated: _____________ __, 20__                                                                                                                              _____________________________
Name:
Title:

REVERSE SIDE OF CERTIFICATE
REPRESENTED INTERESTS OF
INTELLIQLIK, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], the following specified number of Units: __________________________, and irrevocably constitutes and appoints _____________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.
Dated: ___________ ___, 201_                                                                                                  Signature: _________________________
    (Transferor)

Address: ____________________________

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the "Applicant") hereby (a) applies for a transfer of the number of limited liability company Units in the Company described above (the "Transfer") and applies to be admitted to the Company as a substitute member of the Company in accordance with the Agreement (as defined on the front side hereof), (b) agrees to comply with and be bound by all of the terms and provisions of the Agreement, (c) represents that the Transfer complies with the terms and conditions of the Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant's admission to the Company as a substitute member of the Company in accordance with the Agreement and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Agreement with respect to the limited liability company interests in the Company described above.  Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Agreement.
Subject to the Agreement, the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, § 18-101et seq. (the "Act"), and Article 8 of the Uniform Commercial Code as in effect in the State of Delaware on the date hereof ("Article 8"), the Applicant directs that the foregoing Transfer and the Applicant's admission to the Company as a substitute member of the Company shall be effective as of ______________________________.
Name of Transferee (Print)
________________________________________
Dated:                          __________________________                                                                                                  Signature:
(Transferee)
Address:
Subject to the Agreement, the Act and Article 8, the Company has determined (a) that the Transfer described above is permitted by the Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a substitute member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute member of the Company.
By:_______________________________
Name:
Title:

SCHEDULE C

SCHEDULE D

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